Exhibit 10.2

Amendment dated August 18, 2000 to the Agreement entered into on the first day of April, 1998 (the "Agreement"), by and between JoinUsOnline.com, Zinc. F/k/a United Buyers Advantage, Inc. (EMPLOYER) and William R. Becker (EMPLOYEE):

      WHEREAS, EMPLOYER and EMPLOYEE desire to amend the Agreement to clarify that the percentage of revenues portion of his compensation is to be based solely upon revenues derived from the conduct of business by EMPLOYER with unaffiliated third parties,

      It is agreed, as follows:

1. Paragraph 2 of the Agreement is here by deemed to have been deleted and replaced in its entirety with the following:

      "2. As fair and deserved compensation for the services provided by EMPLOYEE, EMPLOYER shall provide a base salary of two hundred fifty thousand ($250,000) dollars per year, plus five (5%) percent of the gross revenue of the EMPLOYER. If there is not enough revenue to provide the compensation described above, the money due to the EMPLOYEE will accrue until it is available. The base salary and gross revenue shall be paid on a weekly basis to EMPLOYEE. For purposes of this paragraph, the term "gross revenue" shall not include any revenue derived by the EMPLOYER as a result of business conducted by it with any subsidiary of EMPLOYER, its parent corporation, or any other subsidiary of its parent corporation. Furthermore, the maximum amount payable by the EMPLOYER in any calendar year during the term of this Agreement and any renewal term hereof shall not exceed $5,250,000."

2. Continuation of Agreement. The Agreement, as amended pursuant to this Amendment thereto, shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement on the date first above written.

JoinUsOnline.com, Inc.

By:___________________________                 ________________________________
Name:_________________________                 William R. Becker
Title:________________________